FEE WAIVER AGREEMENT

THIS AGREEMENT is made as of this 28th day of August 2023, between Vanguard Quantitative Funds, a Delaware statutory trust (the "Trust"), and Wellington Management Company LLP, a Delaware limited liability company (the "Advisor").

W I T N E S S E T H

WHEREAS, the Trust employs the Advisor as investment advisor pursuant to the terms and conditions set forth in the Investment Advisory Agreement between the Trust and the Advisor dated August 28, 2023, for the portion of the assets of Vanguard Growth and Income Fund (the "Fund") that the Trust's Board of Trustees determines in its sole discretion to assign to the Advisor from time to time;

WHEREAS, the Trust and the Advisor desire to enter into the arrangement described herein relating to the Advisor's advisory fee, which consists of a base fee plus a performance adjustment, as described in Section 4 of the Investment Advisory Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this "Agreement," the Trust and the Advisor hereby agree as follows:

1.The Advisor hereby agrees to waive 0.03% of its base fee.

2.The waiver described in Section 1 above is not subject to recoupment by the

Advisor.

3.The Trust and the Advisor each understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Trust on Form N-1A with the Securities and Exchange Commission, (2) in accruing the Fund's expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

4.This Agreement does not otherwise change or impair the obligation of the Trust under the Investment Advisory Agreement to pay the Advisor a management fee, or change or impair any other provision of the Investment Advisory Agreement.

5.This Agreement shall terminate on August 28, 2024, unless extended by mutual written agreement of the Trust and the Advisor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein.

Vanguard Quantitative		Wellington Management
Funds		Company LLP
/s/Mortimer J. Buckley	8/15/2023	/s/Desmond Havlicek	7/31/2023

Signature
Signature	Date		Date
Mortimer J. Buckley	Desmond Havlicek
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